Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated August 23, 2017, relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Fabrinet’s Annual Report on Form 10-K for the year ended June 30, 2017.

/s/ PricewaterhouseCoopers ABAS Ltd.

PricewaterhouseCoopers ABAS Ltd.

Bangkok, Thailand

November 8, 2017